Exhibit 99.1

News Release
For Immediate Release

TearLab Corporation Reports Q3-11 Financial Results

San Diego, CA —November 10, 2011— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the third quarter ended September 30, 2011.  All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended September 30, 2011, TearLab’s net revenues were $333,000 as compared to $210,000 for the same period in 2010.  The Company’s net income for the three months ended September 30, 2011 was approximately $1.1 million, or $0.06 per share ($0.05 per share on a diluted basis).  This included approximately $3.3 million in non-cash income related to the revaluation of warrants arising from the June 2011 private placement financing.  The loss for the three months ended September 30, 2010 was $2.2 million, or $0.15 per share.

For the nine months ended September 30, 2011, TearLab’s net revenues were $1,625,000 as compared to $903,000 for the same period in 2010.  The Company’s loss for the nine months ended September 30, 2011 was approximately $5.3 million, or $0.32 per share.  For the nine months ended September 30, 2010, the loss was $5.8 million, or $0.42 per share.

“Last quarter marked the initial roll out of our new “3/15” and “3/24” marketing programs, under which doctors who agree to purchase at least 1,500 or 2,400 disposable chips per year respectively, for a minimum of three years, receive the TearLab® Osmolarity reader to use at no cost.   The goal of the programs is to produce a steeper and smoother sales curve over time as we build a larger installed base of TearLab systems combined with highly committed users.  While not yet reflected in our financial results due to the typical time lag between when a doctor signs an agreement and when he/she obtains his/her Moderate Complexity CLIA certification, early indications are that the roll out has been successful.  To-date, over 40 doctors have already signed agreements and, of those, more than one-third elected to participate in the larger, “3/24”, program,” commented Elias Vamvakas, TearLab’s Chief Executive Officer.

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results, November 10, at 8:30am Eastern Time at  877-303-1593 wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation #23754946 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding future success of our “3/15” and “3/24” marketing programs, the future commercial adoption of the TearLab® Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:
Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 486-1158
len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s)
	Three months ended
	September 30,
	2011	2010

Revenue	$333	$210
Cost of goods sold	529	105
Gross profit (loss)	(196)	105
Operating expenses
General and administrative	894	886
Clinical , regulatory and research & development	287	270
Sales and marketing	456	371
Amortization of intangible assets	304	304
Total operating expenses	1,941	1,831
Loss from operations	(2,137)	(1,726)
Other income (expense)	3,274	(430)
Net loss	$1,137	$(2,156)
Weighted average shares outstanding - basic	20,414,993	14,765,794
Loss per share – basic	$0.06	$(0.15)
Weighted average shares outstanding - diluted	20,777,587	14,765,794
Loss per share – diluted	$0.05	$(0.15)

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s)
	Nine months ended
	September 30,
	2011	2010

Revenue	$1,625	$903
Cost of goods sold	1,216	492
Gross profit (loss)	409	411
Operating expenses
General and administrative	2,742	2,876
Clinical , regulatory and research & development	762	1,036
Sales and marketing	1,330	992
Amortization of intangible assets	911	911
Total operating expenses	5,745	5,815
Loss from operations	(5,336)	(5,404)
Other expense	—	(372)
Net loss	$(5,336)	$(5,776)
Weighted average shares outstanding - basic and diluted	16,844,869	13,871,553
Loss per share – basic and diluted	$(0.32)	$(0.42)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
( $ 000’s)
	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,574	$2,726
Accounts receivable, net	190	312
Due from related parties, net	11	130
Inventory, net	1,010	555
Prepaid expenses	176	322
Other current assets	13	33
Total current assets	5,974	4,078

Fixed assets, net	162	126
Patents and trademarks, net	172	192
Intangible assets, net	6,228	7,139
Total assets	$12,536	$11,535
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$245	$353
Accrued liabilities	1,165	1,441
Due to stockholders	28	28
Deferred revenue	—	128
Obligations under warrants	2,260	39
Notes payable and accrued interest	—	1,669
Total current liabilities	3,698	3,658

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 20,414,993 and 14,775,366 issued and outstanding at September 30, 2011 and December 31, 2010, respectively	20	15
Additional paid-in capital	392,880	386,588
Accumulated deficit	(384,062)	(378,726)
Total stockholders’ equity	8,838	7,877
Total liabilities and stockholders’ equity	$12,536	$11,535